CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-285297, 333-282522, and 333-274436) and Form S-8 (Nos. 333-285298, 333-276410, 333-269329, 333-266506, and 333-265954) of Compass Pathways plc of our report dated March 24, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 24, 2026

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